Filed Pursuant to Rule 433

Dated 6/20/07

Registration Statement No. 333-132201

Toyota Motor Credit Corporation
Principal-Protected Callable Leveraged CMS Spread Notes Due 2022
Final Term Sheet

Issuer:	Toyota Motor Credit Corporation
Rating of Issuer’s Senior Debt:	Aaa (Stable Outlook) /AAA (Stable Outlook) (Moody’s/S&P)
Security:	Principal-Protected Callable Leveraged CMS Spread Notes Due 2022
Sole Underwriter:	Citigroup Global Markets Inc.
Principal Amount Issued:	US$61,000,000
Pricing Date:	June 20, 2007
Issue Date:	June 28, 2007
Stated Maturity Date:	June 28, 2022
Issue Price:	100.0% of the Principal Amount
Interest Rate (per Annum):	Years 1-2: 10.00% Years 3-15: 50 x (CMS30 — CMS10), floored at 0%
CMS30-CMS10:

CMS30 and CMS10 are respectively the 30-year and the 10-year 30/360 USD Semi-annual Constant Maturity Swap rates as quoted on the second business day prior to the starting date of the respective Interest Calculation Period on Reuter’s page ISDAFIX1 (11:00 a.m. New York time fixing)

Interest Calculation Period:	Quarterly, starting on and including June 28, 2007, ending on and excluding June 28, 2022
Interest Payment Dates:	Quarterly, on each 28th of June, September, December and March commencing on September 28, 2007, using the Following Business Day convention with no adjustment for interest period end dates.
Payment at Maturity:	100% of the principal amount
Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on June 28, 2008
Business Day:	New York
Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest
Notice of Redemption:	Not less than 10 calendar days
Calculation Agent:	Citibank, N.A.
Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00
Clearing and Settlement:	DTC
Listing:	None
CUSIP:	89233PH41

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, Citigroup Global Markets Inc. will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.